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                                                           Exhibit 10.19

                              [ISOCOR LETTERHEAD]


December 9, 1997


Mr. Paul Gigg
1272 Corsica Drive
Pacific Palisades, CA 90272

Dear Mr. Gigg:

This letter shall confirm your appointment to the position of Chief Executive Officer and President of ISOCOR serving at the pleasure of the Board of Directors, effective November 14, 1997. Employment is at will. During your initial year in this position, your compensation will be:

1.    Weekly base salary of US$4,153.84, paid on a bi-weekly basis.

2. ISOCOR's standard benefits including medical insurance, 401K Plan, life insurance, vacation and holidays.

3. ISOCOR's standard executive compensation plan for non-commissioned executives, as approved by the Board of Directors, with an annual target bonus of US$54,000 upon ISOCOR's achievement of 100% of its consolidated targeted financial performance.

4. Reimbursement rental of a home of US$3,000 per month terminating upon the earlier of your purchase of a home in the vicinity of the Company or March 31, 1999. This housing allowance is irrevocable once granted; except in the event of your voluntary termination of employment or involuntary termination of employment for cause.

5. Between November 14, 1998 and March 31, 1999, you will also be reimbursed for the air fare of up to two Los Angeles/London round trips for yourself and your immediate family members (or relatives) in accordance with Company policies for company air travel, payable upon presentation of invoices.

6. Upon your purchase of a home within the vicinity of the Company, you will be eligible for a loan from ISOCOR of up to US$500,000. This loan will be

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      secured against that home, bear the lowest legal interest rate at the time of the loan, and will have a six year term with no payments for the first 36 months of the loan period. Payments of interest and principal will be due monthly commencing upon the 37th month of the loan period and ending with the 72nd month of the loan period, fully amortized. In the event that your residence in the UK is sold by you, you commit to use the proceeds from the sale of that house to pay down this loan. This loan is irrevocable once granted; except in the event of your voluntary termination of employment or involuntary termination of employment for cause in which case the loan will become immediately due and payable in full.

7. The Board of Directors has approved on November 14, 1997, a stock option grant of 50,000 shares with a vesting period of 26 months.

8. Should your employment be involuntarily terminated other than for cause, you will be entitled to a severance package consisting of six months of your then current base salary at the date of the involuntary termination. You agree to provide three months notice of termination in the event of voluntary termination of employment. You further agree that for a period of 12 months following the date of termination of employment, and without the prior written consent of the Board, that you will not in connection with the carrying on of any business similar to or in competition with the business (defined as the provision of standards based solutions for electronic document transfer and messaging) of ISOCOR either on your own or on behalf of any person, firm, or company, directly or indirectly:

      - seek to procure orders from or do business with any person, firm, or company who has at any time during the 12 month period immediately preceding the date of termination done business with ISOCOR, or

      - for yourself or for any other person, firm, corporation, partnership, association or other entity, solicit or attempt to solicit any person employed by ISOCOR to terminate or otherwise cease his or her employment with ISOCOR or interfere in any manner with the contractual or employment relationship between ISOCOR and any customer, vendor or employee of ISOCOR.

9. Except with respect to the 75,000 options you were granted pursuant your compensation arrangement dated March 11, 1997 and the previously executed standard ISOCOR confidentiality agreement, this letter supersedes your prior compensation arrangement dated March 11, 1997.

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In addition, we confirm your election to the Board of Directors for the current term. We look forward to a successful future at ISOCOR.

Sincerely,

/s/ BRAD JONES
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Brad Jones
Director
Member of Compensation Committee


/s/ JEAN MICHEL BARBIER
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Jean Michel Barbier
Director
Member of Compensation Committee